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                                                                      EXHIBIT 12

                                                    Ratio of Earnings to Fixed C

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Intermedia Communications Inc.--Registration Statement
April - 99


                                                                                                                  Pro forma as
                                                       Years ended December 31,                    Pro forma (1)   adjusted(2)
                                   --------------------------------------------------------------------------------------------
                                     1993      1994        1995      1996       1997         1998       1999          1998
                                   --------------------------------------------------------------------------------------------

Loss before extraordinary items     (2,074)   (3,067)    (19,157)   (57,198)   (197,289)   (487,229)   (496,107)     (548,998)
Income tax benefit (provision)          --        --         (97)        --          --          --          --            --
                                   --------------------------------------------------------------------------------------------
Loss before income taxes            (2,074)   (3,067)    (19,254)   (57,198)   (197,289)   (487,229)   (496,107)     (548,998)
                                   ============================================================================================
Fixed charges:
Interest exercised                     844     1,219      13,355     35,213      58,744     201,039     210,298       262,143
Capitalized interest                   213       257         677      2,780       4,654       7,169       7,169         7,189
Amortization of deferred
financing costs                         78        69         412      1,252       1,918       4,721       5,226         6,272
Estimated interest factor on
operating leases                       313       200         428      1,598       3,286      12,091      12,217        12,217
Dividends and accretions on
redeemable preferred stock               0         0           0          0      43,742      90,344      99,032        99,032
                                    -------------------------------------------------------------------------------------------

Total fixed charges                  1,448     1,745      14,872     40,843     112,344     315,384     333,962       386,853
                                   ============================================================================================
Earnings:
Loss before income tax              (2,074)   (3,067)    (19,254)   (57,198)   (197,289)   (487,229)   (496,107)     (548,998)
                                   --------------------------------------------------------------------------------------------
Fixed charges excluding
capitalized interest and preferred
stock dividends                      1,235     1,488      14,195     38,063      63,948     217,851     227,741       280,632
                                   --------------------------------------------------------------------------------------------
Total earnings                        (839)   (1,579)     (5,059)   (19,135)   (133,341)   (269,378)   (268,366)      268,366
                                   ============================================================================================
Ratio of earnings to fixed
charges                              (0.58)    (0.90)      (0.34)     (0.47)      (1.19)      (0.85)      (0.80)        (0.69)
                                   ============================================================================================
Insufficiency of earnings to cover
fixed charge                         2,287     3,324      19,931     59,978     245,685     584,782     602,328       655,218
                                   ============================================================================================


(1) Gives historical and proforma effect to the LDS and National acquisitions, as well as the 1999 offerings and the application of the net proceed therefrom.

(2) Gives effect to the 9.5% Senior Notes and the 12.25% Senior Subordinated Discount Notes offerings and this application of the net proceeds therefrom. These offerings are not contingent upon each other for completion.

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